Exhibit 99.1
Dr. Steven Barnard Appointed Chief Technology Officer
SAN DIEGO, August 9, 2023 /PRNewswire/ -- Illumina, Inc. (NASDAQ: ILMN), a global leader in DNA sequencing and array-based technologies, today announced Dr. Steven Barnard, Illumina’s Vice President and Head of Global Advanced Science, will serve as its next Chief Technology Officer (CTO), effective immediately. Dr. Alex Aravanis, who held the position of CTO will be departing Illumina to pursue another opportunity outside of the company.
Dr. Barnard joined Illumina in 1998 as the company’s first scientist and fourth employee, holding a variety of leadership positions within Illumina’s R&D organization throughout his distinguished 25-year tenure. Through critical roles in research and technology development, Barnard contributed significantly to maturing Illumina’s foundational science technologies including synthetic chemistry, protein engineering, surface science, assay research and nanofabrication. He holds more than 100 patents globally and has been published in diverse, industry-leading scientific journals, such as Analytical Chemistry, Nature, Science, and Genome Research, to name a few.
As Vice President and Head of Global Advanced Science, Dr. Barnard played an integral role in advancing Illumina’s industry-leading products, including the launch of the revolutionary NovaSeq XTM series. His profound understanding of Illumina’s core technologies will allow him to step into this role and continue to improve R&D productivity and efficiency, as well as drive shareholder value.
“Steve is the consummate innovator, leading many of Illumina’s most important technical development projects over the last 25 years. He brings expansive institutional knowledge of our entire technology portfolio and will help Illumina continue to deliver on its important mission.” said Charles Dadswell, Interim Chief Executive Officer at Illumina. “I’d also like to thank Alex for his leadership, advancing our industry-leading innovations, and wish him every success in the future.”
Barnard earned his Ph.D. in chemistry from Tufts University under the mentorship of Illumina’s scientific founder, Dr. David Walt, and holds a bachelor’s degree in chemistry from Connecticut College.
“I am incredibly honored and excited to assume this new role at Illumina,” Dr. Barnard said. “I have seen firsthand what the dedicated people of Illumina can do to further our mission to improve human health and save lives. I’m thrilled to continue to work beside them in this new role as we continue to focus on our core technologies to unlock the power of the genome.”
On top of his countless scientific accomplishments, Barnard was instrumental in originating the iHope Program, launched by Illumina in partnership with Rady Children’s Hospital to make clinical whole-genome sequencing accessible to children facing rare and undiagnosed genetic diseases.

About Illumina

Illumina is improving human health by unlocking the power of the genome. In 2023 we celebrate 25 years of innovation, which has established us as a global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit illumina.com and connect with us on Twitter, Facebook, LinkedIn, Instagram, TikTok, and YouTube.

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